Exhibit 15

September 9, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 6, 2016 on our review of interim financial information of Sonoco Products Company for the three month periods ended April 3, 2016 and March 29, 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended April 3, 2016 is incorporated by reference in its Registration Statement on Form S-3 dated September 9, 2016.

We are also aware that our report dated August 3, 2016 on our review of interim financial information of Sonoco Products Company for the three and six month periods ended July 3, 2016 and June 28, 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended July 3, 2016 is incorporated by reference in its Registration Statement on Form S-3 dated September 9, 2016.

Yours very truly,

/s/PricewaterhouseCoopers LLP